STARBOARD VALUE AND OPPORTUNITY            BARINGTON COMPANIES EQUITY
             MASTER FUND LTD.                         PARTNERS, L.P.
               PARCHE, LLC                     BARINGTON COMPANIES OFFSHORE
       RCG AMBROSE MASTER FUND LTD.                  FUND, LTD. (BVI)
          RCG HALIFAX FUND LTD.                 BARINGTON INVESTMENTS, L.P.
         RAMIUS MASTER FUND, LTD.           C/O BARINGTON CAPITAL GROUP, L.P.
      C/O RAMIUS CAPITAL GROUP, LLC          888 SEVENTH AVENUE, 17TH FLOOR
       666 THIRD AVENUE, 26TH FLOOR              NEW YORK, NEW YORK 10019
         NEW YORK, NEW YORK 10017

                                 April __, 2006

___________________
___________________
___________________

                          Re: S1 CORPORATION

Dear Mr(s). _________:

      Thank you for agreeing to serve as a nominee for election to the Board of Directors of S1 Corporation ("S1") in connection with the proxy solicitation that Starboard Value and Opportunity Master Fund Ltd., Parche, LLC, RCG Ambrose Master Fund Ltd., RCG Halifax Fund Ltd., Ramius Master Fund, Ltd., Barington Companies Equity Partners, L.P., Barington Companies Offshore Fund, Ltd. (BVI) and Barington Investments, L.P. (collectively, the "Ramius Barington Group") are considering undertaking to nominate and elect directors at S1's 2006 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Ramius Barington Group Solicitation"). Your outstanding qualifications, we believe, will prove a valuable asset to S1 and all of its stockholders. This letter will set forth the terms of our agreement.

      Each member of the Ramius Barington Group agrees to severally (pro rata based on their respective ownership of S1 common stock), and not jointly, indemnify and hold you harmless against any and all claims of any nature, whenever brought, arising from the Ramius Barington Group Solicitation and any related transactions, irrespective of the outcome; PROVIDED, however, that you will not be entitled to indemnification for claims arising from your gross negligence, willful misconduct, criminal actions or material breach of the terms of this agreement; PROVIDED FURTHER, that this indemnification agreement and all of the Ramius Barington Group's obligations hereunder shall terminate upon your becoming a director of S1. This indemnification will include any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by you, directly or indirectly, as a result of or arising from the Ramius Barington Group Solicitation and any related transactions (each, a "Loss").

      In the event of a claim against you pursuant to the prior paragraph or the occurrence of a Loss, you shall give the Ramius Barington Group prompt written notice of such claim or Loss (provided that failure to promptly notify the Ramius Barington Group shall not relieve us from any liability which we may have on account of this Agreement, except to the extent we shall have been prejudiced by such failure). Upon receipt of such written notice, the Ramius Barington Group will provide you with counsel to represent you. Such counsel shall be reasonably acceptable to you. In addition, you will be reimbursed promptly for all Losses suffered by you and as incurred as provided herein. The Ramius Barington Group may not enter into any settlement of loss or claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

      You hereby agree to keep confidential and not disclose to any party, without the consent of the Ramius Barington Group, any confidential, proprietary or non-public information (collectively, "Information") of the Ramius Barington Group, its affiliates or members of its Schedule 13D group which you have heretofore obtained or may obtain in connection with your service as a nominee hereunder. Notwithstanding the foregoing, Information shall not include any information that is publicly disclosed by the Ramius Barington Group, its affiliates or members of its Schedule 13D group or any information that you can demonstrate is now, or hereafter becomes, through no act or failure to act on your part, otherwise generally known to the public.

      Notwithstanding the foregoing, if you are required by applicable law, rule, regulation or legal process to disclose any Information you may do so provided that you first promptly notify Barington so that the Ramius Barington Group or any member thereof may seek a protective order or other appropriate remedy or, in the Ramius Barington Group's sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained or the Ramius Barington Group does not waive compliance with the terms of this Agreement, you may furnish only that portion of the Information which you are advised by counsel is legally required to be so disclosed and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Information.

      All Information, all copies thereof, and any studies, notes, records, analysis, compilations or other documents prepared by you containing such Information, shall be and remain the property of the Ramius Barington Group and, upon the request of a representative of the Ramius Barington Group, all such information shall be returned or, at the Ramius Barington Group's option, destroyed by you, with such destruction confirmed by you to the Ramius Barington Group in writing.

      You hereby agree to comply with all applicable laws, rules and regulations in performing any services hereunder, as a nominee or otherwise.

      This letter agreement shall be governed by the laws of the State of New York, without regard to the principles of the conflicts of laws thereof.

      If you agree to the foregoing terms, please sign below to indicate your acceptance.

                                         Very truly yours,

                                         STARBOARD VALUE AND OPPORTUNITY
                                         MASTER FUND LTD.

                                         PARCHE, LLC

                                         RCG AMBROSE MASTER FUND LTD.

                                         RCG HALIFAX FUND LTD.

                                         RAMIUS MASTER FUND, LTD.

                                         By:
                                             -----------------------------------
                                         Name:
                                         Title: Authorized Signatory


                                         BARINGTON COMPANIES EQUITY
                                         PARTNERS, L.P.
                                         By: Barington Companies Investors, LLC,
                                             its general partner


                                         By:
                                             -----------------------------------
                                         Name:  James A. Mitarotonda
                                         Title: Managing Member


                                         BARINGTON INVESTMENTS, L.P.

                                         By: Barington Companies Advisors, LLC,
                                             its general partner


                                         By:
                                             -----------------------------------
                                         Name:  James A. Mitarotonda
                                         Title: Authorized Signatory


                                         BARINGTON COMPANIES OFFSHORE
                                         FUND, LTD. (BVI)

                                         By:
                                             -----------------------------------
                                         Name:  James A. Mitarotonda
                                         Title: President

ACCEPTED AND AGREED:


-------------------------------
DIRECTOR NOMINEEE